  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-218297 on Form F-3 of our auditors’ report dated February 9, 2017, relating to the consolidated balance sheet of Intellipharmaceutics International Inc. and its subsidiaries (the “Company) as at November 30, 2016 and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity (deficiency), for the year ended November 30, 2016 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended November 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

July 14, 2017
Toronto, Canada